EXHIBIT 10.8(A)

COMPENSATION TERMS FOR AWI DIRECTORS

Employee directors.

Directors who are our employees or consultants do not receive additional remuneration beyond their normal salary for serving on the board of directors. Directors who are our employees or consultants may be granted options to purchase shares of AWI common stock at the discretion of the Board of Directors; any options so granted, however, are taken from the 2001 Stock Option Plan reserved for our employees.

Non-employee directors.

Directors who are not our employees or consultants receive a fee of $1,000 per month plus travel expenses. In addition, each Committee Chairman (audit committee, compensation committee, etc.) receives an additional $500 per month for each committee chaired. At the discretion of the Board of Directors, our non-employee directors may be granted options to purchase shares of AWI common stock; any options so granted are taken from the Director’s Stock Option Plan reserved for our non-employee directors.